RANGO ENERGY, INC (OTCBB: RAGO) 4651 SHELL ROAD, SUITE 140 RICHMOND, BC CANADA V6X 3M3 T: 1-888-224-6039 www.rangoenergy.com

NEWS RELEASE

Rango Energy Signs Letter of Intent to Develop Three Significant Oil & Gas Assets in Central California

  Drilling to develop the Kettleman Middle Dome to commence within 30 days

MINERAL WELLS, TEXAS, May 21, 2013 - Rango Energy Inc. (OTCBB: RAGO), an oil and gas exploration and development company, is very pleased to announce that it has signed a Letter of Intent with Hangtown Energy Inc., based in Carson City, Nevada for a working interest on a total of over 12,000 acres located within three separate oil fields in Central and Southern California.

The three Project Areas are the: Kettleman Middle Dome (KMD), the Elk Hills projects located just off Interstate 5 Freeway in the San Joaquin Valley, and the South Tapo Canyon project located closer to Los Angeles in Simi Valley. All three project areas are located within producing oil fields. Hangtown Energy will be the operator at each of the areas.

Rango will provide 100% of the development costs for an initial program of 2 wells per project area, and will receive 100% of the production cash flow until payback is achieved. After payback, Rango's working interest will revert to 75% for the life of the 6 wells. Further to the initial development program Rango and Hangtown Energy will continue to develop the Project areas jointly to maximize production at each site.

Drilling will commence within 30 days on the KMD project. The KMD project is the largest of the three project areas and holds the highest revenue potential. The Kettleman Middle Dome lays directly in-between, and is part of, the same anticlinal structure that hosts the productive Kettleman North Dome and the Lost Hills fields. These two fields combined have produced over 3.5 trillion cubic feet of gas and 860 million barrels of oil. The initial drill target at the KMD area will be the oil rich McAdams sandstone formation, a 900 to 1,000 ft. thick Eocene age reservoir. The McAdams sandstone has been a prolific producer in the Kettleman North Dome field, producing over 400 million barrels of oil at an average of 2 million barrels per well.

Other oil bearing formations that have been mapped directly at the KMD project are the Kreyenhagen Shale, the Vaqueros sandstones and the much talked about Monterey Shale.

Craig Alford, PGeo and VP of Exploration of Rango Energy, stated, "We are extremely excited by the oil and gas potential of these three project areas with Hangtown Energy. The McAdams wells definitely have the potential to produce greater than 1,000 barrels per day which has been recorded in the north field. The plan is to spud on the KMD project at the end of May and at other two projects later this year. Although smaller in size, the other two projects both are located in extremely productive fields with Elk Hills having already produced over 1.3 billion barrels and South Tapo with two very productive reservoirs."

Vince Ramirez, CEO of Hangtown Energy, commented, "We are pleased to enter into a joint development agreement with Rango. Their expertise in oil and gas production will greatly enhance our joint development efforts and expand the scope of our project areas. Rango's capital commitments will allow us to pursue an aggressive production schedule and maximize the value of these projects."

About Rango Energy

Rango Energy, Inc. is an exploration stage oil and natural gas company with a strategy to identify, evaluate, explore, and develop new opportunities for oil and natural gas production across North America.

For further information please contact:

Rango Energy Inc.

Toll Free: 1 (888) 224-6039

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